Exhibit 99.1

3555 Veterans Memorial Highway, Suite C Ronkonkoma, NY 11779 (631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2017 Third Quarter Financial Results

RONKONKOMA, NY – December 14, 2016 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2017 third quarter ended October 31, 2016.

For financial reporting presentation purposes, the operating results in Brazil are excluded from many of the statements in this announcement because the Company’s transfer of the stock of its Brazilian subsidiary has resulted in discontinued operations accounting. Commencing with its first fiscal quarter 2016 ended April 30, 2015, historical and future financial results from the Brazilian operations are reflected as discontinued operations in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Discontinued operations accounting entails the reclassification of all of the financial results of the Brazil operations within the consolidated financial results of the Company. The global operations of Lakeland Industries, Inc. excluding Brazil are shown in financial reports as continuing operations. All statements and information in this announcement have been presented or are restated to exclude Brazil, except where noted. On July 31, 2015, the Company completed a conditional closing of the transfer of all of the stock of its then wholly-owned Brazilian subsidiary (“Lakeland Brazil”), to Zap Comércio de Brindes Corporativos Ltda (the “Transferee”), a company owned by a then existing Lakeland Brazil manager. This transfer is pursuant to a Shares Transfer Agreement entered into on June 19, 2015. The transactions contemplated by the Shares Transfer Agreement, which were deemed to have been consummated as of July 31, 2015, were completed in October 2015. Pursuant to the Shares Transfer Agreement, the Transferee has acquired all of the shares of Lakeland Brazil owned by the Company.

Fiscal 2017 Third Quarter Financial Results Highlights

“from Continuing Operations, unless otherwise noted”

•	Consolidated revenues of $23.2 million increased 4% from $22.3 million in second quarter of fiscal 2017 and grew by nearly 14% from $20.4 million in first quarter of fiscal 2017
•	Net income increased to $1.5 million from $1.4 million in second quarter of fiscal 2017 and breakeven in first quarter
•	Decline in year-over-year revenues and net income reflects emergency demand in the prior year that was absent this year, the global economic slowdown particularly for the oil and gas sector, and currency declines in fiscal 2017 as compared to same period in fiscal 2016 which reduces revenues reported on a consolidated GAAP basis in U.S. dollars
•	Gross margin as a percentage of sales in 3Q17 was 37.0%, flat with the same period of the prior year despite lower revenues and no contribution for sales of higher margin emergency demand orders this year; 3Q17 gross margin increased by 1 percentage point as compared with the average of 36.0% for the first two quarters of fiscal 2017
•	Consolidated gross profit for 3Q17 of $8.5 million declined from $9.2 million in the prior year on lower volume and absence of higher margin emergency product orders but increased from the average of $7.7 million for the first two quarters of fiscal 2017
•	Strengthening of financial performance, global brand and unique operating platform paved the way for the hiring of 7 new direct salespeople during 3Q17, including 3 in the U.S. and 4 in new Asian markets
•	Operating expenses of $6.3 million increased modestly from $6.1 million in the prior year and was flat compared with the average for the first two quarters of fiscal 2017
•	Operating expenses as a percentage of sales was 27.0% in 3Q17, down from 24.3% in 3Q16 when revenues benefited from emergency demand, but lower than the average of 29.6% for the first two quarters of fiscal 2017
•	Positive cash flow from operations brings cash at end of quarter to $8.5 million from $7.9 million at July 31, 2016 and $7.0 million at beginning of fiscal year
•	Debt reduction in third quarter equals amount paid down in the first half of the fiscal year
•	Debt at October 31, 2016 was $6.8 million, a reduction of $3.4 million or 33% from $10.2 million at July 31, 2016 and lower by $6.6 million or nearly 50% from $13.4 million at the beginning of the fiscal year
•	No stock acquired as part of $2.5 million stock repurchase program authorized in the quarter ended July 31, 2016

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “The Company’s financial performance in the fiscal 2017 third quarter ended October 31, 2016 reflects the strategic advantages of our unique operating platform and our ability to generate solid cash flow from operations. Although there are some challenges throughout our global operating footprint, we have seen continued momentum in our business on a consolidated global basis that began at the start of this fiscal year.

“Among our challenges, we note that our quarterly financial performance progress in fiscal 2017 may be seen as less remarkable when compared to year earlier periods. This has been the case for the first three quarters of fiscal 2017, following the first nine months of fiscal 2016 which benefited from higher margin product orders stemming from the Ebola outbreak impacting many countries and spates of bird flu in North America. Compounding these negative optics are the foreign currency exchange rates amid a strong U.S. dollar and oil prices. Currency declines in fiscal 2017 as compared to fiscal 2016 reduces revenues as reported on a consolidated GAAP basis in U.S. dollars even though our volume sales were higher for many of the countries in which we do business. Finally, the oil and gas sector remains a drag on our business so long as prices are at or below $50 per barrel of oil. Oil prices have worked against us for most of fiscal 2017.”

“While these challenges are a function of our business and marketplace and not necessarily self-inflicted, we have made impressive progress and have been investing to position the Company for continued long term growth. Key components of our growth plan were executed upon in the third quarter. Manufacturing capabilities have been bolstered by a new pilot program in India and increased capacity in Mexico to further supplement our large base in China. Leveraging our global production footprint, we entered four new geographic markets, including South Korea, Indonesia, Malaysia and Vietnam. We have added to our direct sales force with hiring of experienced personnel in these countries, as well as adding three new salespeople in the U.S. Contributions to our revenues in the third quarter are minimal for these new additions but they have increased our operating expenses, which is in large part why our spending in the quarter picked up from earlier periods. Our expansion of facilities, markets and sales personnel are calculated initiatives intended to drive revenues and profits next year and beyond.”

“Meanwhile, we remain vigilant in managing our cost basis and maximizing the generation of cash flow from operations. No better measures of our progress can be found than in debt reduction and working capital improvements. Through the first nine months of this fiscal year, we had net cash provided by operations of $8.2 million, a significant reversal from the $3.9 million used in operating activities in the same period of the prior year. Inventory management was a key component of our cash flow, with inventories reduced by nearly $4.3 million in the fiscal year to date. Cash at October 31, 2016 was $8.5 million, up from $7.9 million at the end of the second quarter and $7.0 million at the beginning of the fiscal year. The increases in cash balances are impressive since we have been simultaneously reducing our debt. In the third quarter we paid down $3.4 million of our debt which is the same reduction we recorded for the first half of the year. Debt at the end of the fiscal third quarter was reduced by nearly 50% to $6.8 million from $13.4 million at the beginning of the fiscal year. During the same periods, working capital improved by nearly 10% from $42.2 million to $46.2 million.”

“We are pleased to have been able to materially improve our financial condition while investing in our future growth. Lakeland Industries remains confident in its ability to increase sales despite any pressure from global economic conditions, currency fluctuations, or the pullback in the oil and gas sector.”

Fiscal 2017 Third Quarter Financial Results

Net sales from continuing operations decreased to $23.2 million for the three months ended October 31, 2016 compared to $24.9 million for the three months ended October 31, 2015, but increased by 4% from $22.3 million in the second quarter of fiscal 2017. As compared to the year earlier period, overall sales volume was reduced due to global softness in the industrial sector partially resulting from a continuing downturn in the oil and gas industry, as well as currency headwinds in several of the foreign countries in which the Company has operations. On a consolidated basis in U.S. currency for the third quarter of fiscal 2017, domestic sales were $11.3 million or 48% of total revenues and international sales were $12.0 million or 52% of total revenues. This compares with domestic sales of $14.7 million or 59% of the total and internationals sales of $10.2 million or 41% of the total in the same period of fiscal 2016.

Sales in the USA decreased by 20% to $12.8 million from $16.0 million in the year-ago period due primarily to the strong sales levels in the disposables and chemical divisions related to the Company’s response to the bird flu pandemic in the third quarter of the prior year and a soft market in the industrial sector in 3Q17. As compared with the year earlier period, third quarter fiscal 2017 sales in the USA of disposables decreased by $2.0 million, chemical sales decreased $2.0 million, wovens and fire protection sales combined for an increase of 28%, while glove and reflective products sales remained level.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim were down 20% or $2.6 million, amid decreased intercompany sales and currency headwinds. Canada sales increased by 17% or $0.2 million, as that country benefited from the effective implementation of market share attainment strategies and the continued unexpected oil and gas turnaround. The sales volume in Canada set another company record. UK sales decreased by $0.9 million or 33% mostly due to Brexit uncertainties and continuing currency challenges. Sales in Russia and Kazakhstan were level at $0.3 as unit sales increased but were offset by currency depreciation. Latin America sales increased $1.4 million or 83% due to a traction at the Company’s Argentina operation, which was partially offset by depressed commodities market which curtails agriculture and mining activities that require personal protective apparel.

As compared to the second quarter of fiscal 2017, third quarter sales decreased $0.3 million or 2.3% in the USA, were down $1.2 million or 10.3% in China and to the Asia Pacific Rim, decreased by $0.3 million or 14.3% in Canada, decreased by $0.8 million or 29.6% in the UK, remained level at $0.3 million in Russia and Kazakhstan, and increased by $2.0 million or 200% in Latin America.

Gross profit decreased $0.7, or 8%, to $8.5 million for the three months ended October 31, 2016, from $9.2 million for the three months ended October 31, 2015. Gross profit as a percentage of net sales remained level at 37% for the three months ended October 31, 2016 and 2015. Gross margins for disposable products, the Company’s largest product line, improved 2.2 percentage points in spite of the lower year-over-year volume as the Company continues to contain costs and maximize production efficiency. Partially offsetting the improvement in disposables margins include the Chemical protective apparel line’s gross margins decreasing by 13 percentage points as compared to the same quarter in the previous year, primarily due to the very high volume and high margins associated with the Company’s response to the bird flu pandemic, and a 4 percentage point decrease increase in Woven products gross margin due to product mix.

Operating expenses increased to $6.3 million for the three months ended October 31, 2016 from $6.1 million for the three months ended October 31, 2015, and $6.0 million for the three months ended July 31, 2016. Operating expenses as a percentage of net sales was 27.0% for the third quarter of fiscal 2017 as compared with 24.3% for the third quarter of fiscal 2016 and 26.8% in the second quarter of fiscal 2017. The main factors for the increase in operating expenses from the earlier periods include the additions of new salespeople and commissions as part of the Company’s international and domestic expansions and an increase in depreciation expense in the normal course of business, partially offset by ongoing operational cost containment initiatives.

Operating profit was $2.2 million for the three months ended October 31, 2016, down from $3.2 million for the quarter ended October 31, 2015. The reduction from the year ago period was mainly a result of lower sales volume. Operating margins were 10.0% for the three months ended October 31, 2016, compared to 12.9% for the year ago period.

Net income was $1.5 million for the three months ended October 31, 2016, up from $1.4 million in the second quarter of fiscal 2017 and down from $2.1 million for the three months ended October 31, 2015. The results for the three months ended October 31, 2016 as compared with the same period of fiscal 2016 are primarily due to lower sales volume and gross profit which were elevated in the prior year due to higher margin emergency demand sales.

As of October 31, 2016, Lakeland had cash and cash equivalents of approximately $8.5 million and working capital of $46.2 million. Cash and cash equivalents increased $1.4 million from the beginning of the fiscal year. The Company’s $15 million revolving credit facility had $5.8 million of borrowings outstanding as of October 31, 2016, with availability of $9.2 million. The borrowings under the credit facility have been reduced by approximately $3.7 million since the beginning of the fiscal year, with an additional $2.9 million reduction during the same period for other indebtedness. Total debt outstanding at October 31, 2016 was $6.8 million, down from $13.4 million at the beginning of the fiscal year.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2017 third quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 888-347-6609 (Domestic) or 412-902-4291 (International) or 855-669-9657 (Canada).

For a replay of this call through December 21, 2016, dial 877-344-7529 (Domestic) or 412-317-0088 (International) or 855-669-9658 (Canada), Pass Code 10097542.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	512-551-9296
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Operating Results as Restated for Discontinued Operations ($000’s) Reconciliation to GAAP Results

	Quarter Ended October 31, 2016	Quarter Ended October 31, 2015	Nine months Ended October 31, 2016	Nine months Ended October 31, 2015

Net sales from continuing operations	$23,243	$24,888	$65,881	$79,172
Year over year growth	(6.6)%	-----	(16.8)%	-----
Gross profit from continuing operations	8,519	9,248	23,882	30,322
Gross profit %	36.7%	37.2%	36.3%	38.3%
Operating expenses from continuing operations	6,271	6,056	18,886	18,211
Operating expenses as a percentage of sales	27.0%	24.3%	28.7%	23.0%
Operating income from continuing operations	2,248	3,192	4,996	12,111
Operating income as a percentage of sales	9.7%	12.8%	7.6%	15.3%
Interest expense from continuing operations	150	183	522	576
Other income (loss) from continuing operations	(2)	(7)	20	9
Pretax income from continuing operations	2,096	3,002	4,494	11,544
Income tax expense from continuing operations	583	882	1,548	3,676
Net income from continuing operations	$1,513	$2,120	$2,946	$7,868

Loss before taxes for discontinued operations	-----	-----	-----	(3,054)
Income tax benefit from discontinued operations	-----	-----	-----	(569)
Net loss from discontinued operations	-----	-----	-----	(2,485)
Net income	$1,513	$2,120	$2,946	$5,383

Weighted average shares for EPS-Basic	7,258,697	7,234,914	7,255,966	7,148,430
Net income per share from continuing operations	$.21	$0.29	$0.41	$1.10
Net loss per share from discontinued operations	-----	-----	-----	($0.35)
Net income per share	$0.21	$0.29	$0.41	$0.75

Operating income from continuing operations	$2,248	$3,192	$4,996	$12,111
Depreciation and amortization	359	230	963	704
Other income (loss) from continuing operations	(2)	(7)	20	9
EBITDA from continuing operations	2,605	3,415	5,979	12,824
Equity Compensation	99	165	177	420
USA Severance Associated with Restructure	0	-----	461	-----
Adjusted EBITDA	2,704	3,580	6,617	13,244
Cash paid for taxes (foreign)	534	382	1,126	1,377
Capital expenditures	120	241	166	715
Free cash flow	$2,050	$2,957	$5,325	$11,152

TTM Adjusted EBITDA	6,796
TTM cash paid for taxes (foreign)	1,575
TTM capital expenditures	291
TTM free cash flow	$4,930

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS	October 31,	January 31,
	2016	2016
Current assets	($000’s)
Cash and cash equivalents	$8,453	$7,022
Accounts receivable, net of allowance for doubtful accounts of $552 and $593 at October 31, 2016 and January 31, 2016, respectively	11,322	11,476
Inventories, net of allowance of $2,561 and $2,566 at October 31, 2016 and January 31, 2016, respectively	36,605	40,841
Prepaid VAT tax	1,516	1,143
Other current assets	2,018	1,635
Total current assets	59,914	62,117
Property and equipment, net	8,538	9,268
Assets held for sale	976	1,101
Deferred income tax	14,098	14,338
Prepaid VAT and other taxes	558	377
Other assets	92	188
Goodwill	871	871
Total assets	$85,047	$88,260
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,833	$4,254
Accrued compensation and benefits	1,149	1,157
Other accrued expenses	1,640	1,813
Current maturity of long-term debt	50	50
Short-term borrowings	294	3,226
Borrowings under revolving credit facility	5,771	9,458
Total current liabilities	13,737	19,958
Long-term portion of debt	704	691
VAT taxes payable	8	95
Total liabilities	14,449	20,744
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 10,000,000 shares, Issued 7,618,155 and 7,610,603; outstanding 7,261,714 and 7,254,162 at October 31, 2016 and January 31, 2016, respectively	76	76
Treasury stock, at cost; 356,441 shares at October 31, 2016 and January 31, 2016	(3,352)	(3,352)
Additional paid-in capital	64,683	64,468
Retained earnings	11,454	8,508
Accumulated other comprehensive loss	(2,263)	(2,184)
Total stockholders' equity	70,598	67,516
Total liabilities and stockholders' equity	$85,047	$88,260

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	($000’s) except for share information		($000’s) except for share information
	2016	2015	2016	2015
Net sales from continuing operations	$23,243	$24,888	$65,881	$79,172
Cost of goods sold from continuing operations	14,724	15,640	41,999	48,850
Gross profit from continuing operations	8,519	9,248	23,882	30,322
Operating expenses from continuing operations	6,271	6,056	18,886	18,211
Operating profit from continuing operations	2,248	3,192	4,996	12,111
Other income (loss), net from continuing operations	(2)	(7)	20	9
Interest expense from continuing operations	150	183	522	576
Income before taxes from continuing operations	2,096	3,002	4,494	11,544
Income tax expense from continuing operations	583	882	1,548	3,676
Net income from continuing operations	1,513	2,120	2,946	7,868

Noncash reclassification of Other Comprehensive Income to Statement of Operations (no impact on stockholders’ equity)	-----	-----	-----	(1,286)
Loss from operations from discontinued operations	-----	-----	-----	(1,253)
Loss from disposal of discontinued operations	-----	-----	-----	(515)
Loss before taxes for discontinued operations	-----	-----	-----	(3,054)
Income tax benefit from discontinued operations	-----	-----	-----	(569)
Net loss from discontinued operations	-----	-----	-----	(2,485)
Net income	$1,513	$2,120	$2,946	$5,383
Net income (loss) per common share – Basic:
Income from continuing operations	$0.21	$0.29	$0.41	$1.10
Loss from discontinued operations	$-----	$-----	$-----	$(0.35)
Net income	$0.21	$0.29	$0.41	$0.75
Net income (loss) per common share – Diluted:
Income from continuing operations	$0.21	$0.29	$0.40	$1.09
Loss from discontinued operations	$-----	$-----	$-----	$(0.35)
Net income	$0.21	$0.29	$0.40	$0.74
Weighted average common shares outstanding:
Basic	7,258,697	7,234,914	7,255,966	7,148,430
Diluted	7,332,997	7,300,435	7,321,587	7,235,252